EXECUTION
FIRST HORIZON ASSET SECURITIES INC.

MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2007-FA1

TERMS AGREEMENT
(to Underwriting Agreement,
dated February 23, 2007
between the Company, First Horizon

Home Loan Corporation and the Underwriter)

First Horizon Asset Securities Inc.	New York, New York
4000 Horizon Way	February 23, 2007
Irving, Texas 75063

Deutsche Bank Securities Inc. (the “Underwriter”) agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the “Underwriting Agreement”), to purchase such Classes of Series 2007-FA1 Certificates specified in Section 2(a) hereof (the “Offered Certificates”). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2007-FA1 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-137018). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

Section 1. The Mortgage Pool: The Series 2007-FA1 Certificates shall evidence the entire beneficial ownership interest in a pool (the “Mortgage Pool”) of conventional, fixed rate, first lien, fully amortizing, one- to four-family residential mortgage loans (the “Mortgage Loans”) having the following characteristics as of February 1, 2007 (the “Cut-off Date”):

(a) Aggregate Principal Amount of the Mortgage Pool: Approximately $275,036,953 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

(b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in the Mortgage Pool shall be between 240 and 360 months.

Section 2. The Certificates: The Offered Certificates shall be issued as follows:

(a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

Class	Principal Balance	Interest Rate	Class Purchase Price Percentage
A-1	$155,362,500.00	Variable(1)	100.812500000%
A-2	$18,643,500.00	Variable(1)	100.812500000%
A-3	$500,000.00	6.250%	100.812500000%
A-4	$45,565,300.00	6.250%	100.812500000%
A-5	$9,443,700.00	6.250%	100.812500000%
A-6	$25,000,000.00	Variable(1)	100.812500000%
A-7	$3,000,000.00	Variable(1)	100.812500000%
A-R	$100.00	6.250%	100.812500000%
_______

(1)	The interest rates for the Class A-1, Class A-2, Class A-6 and Class A-7 Certificates are variable and will be calculated as described in the Prospectus Supplement.

(b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, February 28, 2007 (the “Closing Date”).

Section 4. Required Ratings: The Offered Certificates shall have received Required Ratings of at least “AAA” from Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), and “AAA” from Fitch Ratings (“Fitch”).

Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Underwriter, First Horizon Home Loan Corporation and the Company.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

By:
Name:
Title:

By:
Name:
Title:

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.

FIRST HORIZON ASSET SECURITIES INC.

By:_______________________________
Name: Alfred Chang
Title: Vice President

FIRST HORIZON HOME LOAN CORPORATION

By:_______________________________
Name: Terry L. McCoy
Title: Executive Vice President